Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 5th day of December, 2013 (the “Effective Date”), by and between Virtus Oil and Gas Corp., a Nevada corporation (the “Company”), and Daniel M. Ferris (“Ferris”).

WHEREAS, the Company desires to employ Ferris, and Ferris desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment/Duties. Ferris shall serve the Company as President and Chief Executive Officer with the authority, duties and responsibilities customarily incident to the offices of President and Chief Executive Officer as governed and limited by the Company’s Articles of Incorporation and Bylaws. Ferris shall perform such other executive services commensurate with his position, as may from time to time be assigned to Ferris by the Company’s Board of Directors. Ferris may also serve as Secretary, Treasurer or as any other officer as appointed by the Board of Directors.

2. Term of Agreement. This Agreement shall be in effect for three (3) years from the Effective Date and shall automatically renew for consecutive one-year periods until it is terminated under the terms of paragraph 6 of this Agreement. The initial three-year period and any renewal periods shall be referred to herein as the “Term”.

3. Ferris’ Responsibilities. Ferris agrees that during the Term he will devote his full business time and best efforts and abilities to the performance of his duties for the Company. It is anticipated that Ferris may, during the Term, be involved in other business activities. However, Ferris shall perform executive services for the Company as is consistent with his title and shall devote such time, attention and energies to the business of the Company as may be mutually agreed upon between Ferris and the Board of Directors.

4. No Limitations. Ferris represents and warrants to the Company that he is under no contractual, judicial or other restraint that impairs his right or legal ability to enter into this Agreement and to carry out his duties and responsibilities for the Company.

5. Compensation and Benefits.

(a) Base Salary. During the Term, the Company will pay to Ferris a base salary of US$120,000 per year, pro rated for any partial year. The base salary will be subject to all applicable legal deductions and withholdings. The base salary will be paid on regularly scheduled paydays determined by the Company.

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(b) Vacation. Ferris shall be entitled to four (4) weeks of paid vacation per each 12-month period during the Term.

(c) Award of Restricted Stock. Ferris shall be entitled to receive one million five hundred thousand (1,500,000) shares of the Common Stock, $0.001 par value, of the Company (the “Common Stock”) during the Term. Five hundred thousand (500,000) shares of Common Stock shall vest on each one-year anniversary of the Effective Date, commencing in 2014 and shall be fully vested on the third anniversary of the Effective Date in 2016. Ferris acknowledges and agrees that the Common Stock will not be registered under the Securities Act of 1933, as amended, and will carry a restrictive legend to the effect that the shares of Common Stock may not be transferred absent such registration or pursuant to an exemption from registration. On each one-year anniversary of the Effective Date for three years, the Company will deliver to Ferris a stock certificate representing 500,000 shares of Common Stock that have vested as of such date. Ferris agrees to execute and deliver such other documentation requested by the Company, including but not limited to a Subscription Agreement, necessary or desirable in connection with the issuance of the Common Stock.

(d) Reimbursement of Expenses. During the Term, the Company will pay or reimburse Ferris for all reasonable travel, cellular telephone and other expenses incurred by Ferris in performing his obligations under this Agreement in accordance with the policies and procedures of the Company, provided that Ferris properly accounts for such expenses in accordance with the regular policies of the Company.

(e) Other Benefits. The Company will provide Ferris with such other employee benefits that the Company provides to its full-time executive employees.

6. Termination of Agreement.

(a) Death or Disability. This Agreement will automatically terminate upon the death of Ferris or upon Ferris’ becoming disabled to the extent that he cannot perform the essential functions of his position as determined in good faith by a physician reasonably acceptable to the Company. If Ferris’ employment is terminated under this paragraph 6(a), the Company will pay to Ferris (or his estate) the full amount of his compensation through the date of termination.

(b) Voluntary Termination by Ferris. Ferris may voluntarily terminate his employment by providing the Company with ninety (90) days prior written notice. Upon receipt of said notice, the Company may, in its sole discretion, relieve Ferris of his duties, but shall pay Ferris’ base salary for the remaining portion of the notice period.

(c) Voluntary Termination by Company. The Company may terminate this Agreement by providing Ferris at least ninety (90) days written notice of termination. Upon receipt of said notice by Ferris, the parties shall meet and in good faith confer regarding Ferris’ work responsibilities during the notice period. During the notice period Ferris agrees to use his best efforts to continue his work for the Company, and the Company agrees to continue compensating Ferris until his termination date with his same pay and benefits as before the notice was provided.

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(d) For Cause. The Company may terminate this Agreement immediately without any prior written notice to Ferris if the termination is "for cause." For purposes of this Agreement, "for cause" shall be defined as the willful and continued failure by Ferris to perform his duties, conviction of a felony, or any other material conduct that is contrary to the best interests of the Company or adversely affects the reputation of the Company. In the event that this Agreement is terminated pursuant to this paragraph 6(d), the Company shall pay to Ferris only that compensation which is due to him through the date of his termination.

(e) Expiration of Term. Either party may terminate this Agreement by giving the other party at least thirty (30) days written notice of termination prior to the expiration of the initial Term or any one-year renewal thereof.

(f) Payment upon Termination. If Ferris’ employment is terminated for any reason, the Company shall pay to Ferris his base salary and other benefits accrued through the date of his termination. If Ferris’ employment is terminated for reasons other than "for cause" as defined in paragraph 6(d) or other than Ferris’ voluntary resignation, the Company shall deliver to Ferris the full amount of Common Stock to which he is entitled pursuant to paragraph 5(c), according to the vesting schedule set forth therein. If Ferris’ employment is terminated "for cause", or if Ferris voluntarily resigns, then he shall not be entitled to receive any shares of Common Stock which have not yet vested pursuant to paragraph 5(c).

7. Choice of Law. The parties agree that this Agreement shall be governed by and construed under the laws of the State of Nevada.

8. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable, or void. The parties intend that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

9. Waiver. No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by either of the parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

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10. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given when given in writing and personally delivered, or upon receipt if sent by mail (registered or certified) or by a recognized "next-day delivery service" to the address set forth below a party's signature.

11. Entire Agreement. This Agreement represents the entire agreement relating to employment between the Company and Ferris. No prior or subsequent promises, representation, or understandings relative to any terms or conditions of employment are to be considered as part of this Agreement or as binding unless expressed in writing signed by the parties.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, provided that the rights and obligations of Ferris under this Agreement shall not be assignable.

13. Amendment. This Agreement may be amended only in a writing signed by both parties.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one in the same instrument.

15. Acknowledgment. By signing below, the parties certify and represent that they have carefully read and considered the foregoing Agreement and fully understand all provisions of this Agreement and understand the consequences of signing this Agreement, and have signed this Agreement voluntarily and without coercion, undue influence, threats, or intimidations of any kind or type whatsoever.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	VIRTUS OIL AND GAS CORP.

By: /s/ Steven M. Plumb
Name: Steven M. Plumb
Title: Chief Financial Officer

Address: The Gas Tower
555 West 5th Street
31st Floor
Los Angeles, CA 90013

FERRIS:	/s/ Daniel M. Ferris
Name: Daniel M. Ferris

Address: 311 N. Robertson Boulevard
Apt. #703
Beverly Hills, CA 90211

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